UNITED STATES

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NETRATINGS, INC.

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On February 5, 2007, the following communication was sent via email to employees of NetRatings, Inc. from Susan Hickey on behalf of William Pulver, the Chief Executive Officer and President of NetRatings, Inc.

***Press Release and Confidential Employee Q&A Attached***

Good morning:

This morning we jointly announced with The Nielsen Company (formerly VNU) that we have entered into a merger agreement under which Nielsen will purchase the stake in NetRatings that it does not already own for $21.00 per share. As you recall, in early October 2006 we received an offer from Nielsen to purchase this stake for $16.00 per share. Upon receipt of that offer, our Board of Directors appointed a Special Committee of Independent (non-Nielsen) Directors to review the proposal. Since then, the Committee worked extensively to analyze the offer and subsequently engaged in negotiations with Nielsen to finalize the agreement now in place. The full press release is attached.

Today's news should be viewed as a strong vote of confidence in NetRatings! Nielsen's increased investment in our business demonstrates its belief in the company we have built and its optimism about our future prospects. Every NetRatings employee should take pride in the contributions they've made to an organization that is incredibly well positioned to succeed in the dynamic and growing Internet media and market research space as a fully owned Nielsen company.

With a merger agreement now in hand, next steps include SEC filings and review, as well as a shareholder vote. Currently, we are working to complete the transaction during the second quarter of 2007. As the Special Committee's work regarding the agreement is now complete, we expect to commence organizational and operational discussions with Nielsen. We will keep employees informed as we move through the approval process and on any relevant discussions with Nielsen. In the meantime, the attached Q&A - confidential to NetRatings employees - includes answers to many questions triggered by today's news.

For all NetRatings employees, it remains "business as usual", and we should continue to focus on our collective goals. This agreement and eventual 100% ownership by Nielsen does not in any way change that we have a business to run -- which includes keeping client commitments, attracting and retaining talented employees, meeting financial targets - and beating the competition!

We will also host employee calls this week for each region to provide a summary of today's news and to take questions. Dates/time/dial-in information will be provided shortly.

Finally, as with all corporate news, please refer any investor or press calls related to today's news to Susan Hickey on 212-703-5909 or shickey@netratings.com

Kind regards,

Bill Pulver

Contacts:
For NetRatings:
Susan Hickey – 212-703-5909
shickey@netratings.com

For The Nielsen Company:
Jack Loftus – 646-654-8360
Jack.Loftus@Nielsen.com

NIELSEN AND NETRATINGS ANNOUNCE MERGER AGREEMENT

New York and Haarlem, the Netherlands – February 5, 2007 – The Nielsen Company (formerly VNU) and NetRatings, Inc. (Nasdaq: NTRT) announced today that they have entered into a merger agreement by which Nielsen, which already owns approximately 60 percent of NetRatings, would acquire the NetRatings shares it does not currently own at a price of $21.00 per share in cash, for a total purchase price of approximately $327 million. The NetRatings board of directors approved the merger agreement following the unanimous recommendation and approval of an independent special committee of the NetRatings board of directors. The transaction price represents a 44.1 percent premium over NetRating's closing price on October 6, 2006.

"The special committee carefully reviewed the transaction in consultation with our financial and legal advisors, and the merger agreement was the result of extensive negotiations between the parties. We believe that the merger is in the best interests of NetRatings' minority shareholders," said Arthur F. Kingsbury, chairman of the special committee of the NetRatings board of directors. The special committee was advised by Lehman Brothers Inc. and Gibson Dunn & Crutcher LLP.

David Calhoun, chairman and chief executive officer of Nielsen, said: "This transaction will provide fair value to NetRatings shareholders while also allowing Nielsen and NetRatings to better coordinate their strengths for the benefit of our mutual clients."

The merger is expected to be completed in the second quarter of calendar year 2007, subject to customary conditions and approvals. The exact timing is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission. The transaction is subject to shareholder approval of NetRatings, but Nielsen has agreed to vote all of its NetRatings shares in favor of the merger, thereby assuring approval at the NetRatings shareholders meeting relating to the merger.

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About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media information (Nielsen Media Research), business publications (Billboard, The Hollywood Reporter, Adweek), trade shows and the newspaper sector (Scarborough Research). The privately held company has more than 42,000 employees and is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information please visit www.nielsen.com.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This news release contains "forward-looking statements." Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies' plans, objectives, expectations and intentions and other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions. Such statements are based upon the current beliefs and expectations of Nielsen's and NetRatings's management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and NetRatings’ business and financial results. Information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2005 and its quarterly reports on Form 10-Q, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge at the SEC's Internet site (http://www.sec.gov). Readers of this press release are referred to such filings.

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In connection with the proposed merger, NetRatings will file a proxy statement with the Securities and Exchange Commission. Stockholders of NetRatings are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about Nielsen and NetRatings, when available, without charge, at the SEC's Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to NetRatings, Inc., 120 West 45th Street, New York, NY 10036, Attention: Susan Hickey, 212-703-5900.

NetRatings, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NetRating's directors and executive officers is available in NetRating’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on April 28, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

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Confidential Q&A for NetRatings Employees

NetRatings today announced that we have entered into a definitive merger agreement with The Nielsen Company (“Nielsen”, formerly VNU) under which NetRatings shareholders will receive $21 per share in cash for each share of NetRatings stock. We believe this transaction is in the best interest of NetRatings as our shareholders will receive an attractive premium for their shares. In addition, once the transaction closes, we will be able to work much more seamlessly with Nielsen businesses to seize the expanding opportunities in the Internet and Digital media measurement space. Today’s announcement represents Nielsen’s confidence in the company we’ve built and its optimism about our future. The collective contributions of NetRatings employees over the past 10 years have built a terrific, profitable business, and we are now positioned for an even stronger future.

The transaction will take several months to close and the exact timing is dependent on the review and clearance of required filings with the Securities and Exchange Commission. We are currently working to complete the transaction during the second quarter of 2007. In the meantime, it continues to be “business as usual” and we should remain focused on executing plans as it relates to sales and client service, product deliverables and other individual, department and corporate objectives.

Although there are decisions that will be made in the coming months that leave many questions unanswered for now, this confidential employee Q&A document addresses many of the questions you may have today.

1.	Q. What will happen to my job? Will integration result in downsizing or relocations? Will I have a new manager? What will happen to my benefits?

A. For now, it is “business as usual”, with no change in reporting structures, locations or benefits. Nielsen has taken the step to own 100% of NetRatings based on its optimism about our future growth. NetRatings’ innovative product portfolio, patented technology and strong client relationships are of great value, and our employees are the foundation of these assets. At the same time, like all companies, Nielsen will always look for efficiencies across its business. We have not yet commenced any organizational discussion with Nielsen about what might change after the transaction closes, but expect to begin this work in the coming weeks and months.

So, while we can answer a number of questions today, we expect to have clarity on additional items in the coming months. We are committed to open communication with employees on a regular basis throughout the transition period.

2.	Q. Will our company name change?

A. As you know, VNU very recently changed its corporate name to The Nielsen Company, while retaining the individual company brands, including Nielsen Media Research, ACNielsen, Homescan, Spectra, Claritas and BASES. Until the transaction closes, we will remain NetRatings, Inc., and our products will be marketed under the Nielsen//NetRatings

Confidential and For Internal Use Only

NetRatings, Inc. – February 5, 2007

brand. Any changes post-close will ensure we retain the terrific brand equity we’ve built, while leveraging our status as a 100% owned Nielsen company.

3.	Q. Will Nielsen recognize my years of service with NetRatings?

A. Yes, Nielsen will recognize an employee’s service with NetRatings, including service accumulated with companies acquired by NetRatings.

4.	Q. Will 2006 bonuses be paid in March? Will we receive pay increases?

A. We are nearing the end of the 2006 Performance Appraisal process and are on schedule to pay bonuses in mid-March in accordance with the terms of the NetRatings bonus plan. We are awaiting year-end financial numbers before finalizing and announcing the company bonus factor.

Pay increases will be made consistent with previous practices and will be effective March 1, 2007, payable in the first paycheck in March.

5.	Q. What will happen to NetRatings unvested stock options and restricted stock grants?

A. When the transaction closes, all NetRatings stock options and restricted stock will immediately vest. The value of the each NetRatings stock option will be the difference between the strike price and $21. Each restricted NetRatings share will be worth $21. Employees who received stock grants will receive additional information as we approach the completion of the transaction.

6.	Q. What will happen to the ESPP program (U.S. employees)?

A. We just completed an ESPP plan period on January 31, 2007 and the plan will now terminate.

7.	Q. We have a job opening in our department, should we continue to recruit to fill that position? What, if anything, do I need to tell candidates?

A. Yes, we have agreed with Nielsen that we’ll operate “business as usual” and continue to fill positions required to run our business. You can share the information that is publicly available and a candidate will weigh this information in his or her decision process. If you need counsel on this please speak with your manager or HR.

8.	Q. Have we made a decision on New York office space?

A. As we’ve communicated to New York-based employees, the lease on our New York office will soon expire. It is likely that we will relocate downtown to Nielsen Headquarters at 770 Broadway, and more information will be forthcoming as details are finalized.

9.	Q. Will 2007 budgets or quotas change?

A. The announcement of this agreement does not trigger any changes. Through our Board of Directors, Nielsen is up-to-date on our budget and strategy for 2007, and they are supportive of our plans.

10.	Q. Can I trade in NetRatings stock?

A. Unless you are a designated insider or currently in possession of inside information, you are free to trade in NetRatings stock.

11.	Q. Will I keep my same computer/e-mail address?

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NetRatings, Inc. – February 5, 2007

A. You should expect to retain your computer and current e-mail address. Any changes that may be implemented will be done so over time with plenty of notice to employees.

12.	Q. Will we have regular conference calls/e-mails to update employees on the status of the transaction and any planned changes?

A. As we move through the next few months, we will keep employees updated as appropriate through conference calls and e-mail. We are currently scheduling our quarterly employee calls for early March after we report year-end earnings. In some cases, we may communicate relevant information through managers.

13.	Q. What – if anything – should we communicate to our clients?

A. There is no formal client communication planned on this news as it does not immediately affect our clients. We have had a strong partnership with Nielsen from our very early days. This transaction will only strengthen our ability to work with Nielsen companies and more efficiently and effectively leverage the many market opportunities available to us. As we begin discussions with Nielsen, we will certainly look for ways to build on our current joint product initiatives (A2/M2, for example) and take those offerings to our clients in an even more integrated way.

14.	Q. Where can I learn more about The Nielsen Company?

A. You can visit www.nielsen.com to learn more about The Nielsen Company and its businesses.

The Nielsen Company is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media   information (Nielsen Media Research), business publications (Billboard, The Hollywood Reporter, Adweek) and trade shows. The privately held company has more than 42,000 employees and is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA.

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NetRatings, Inc. – February 5, 2007